Exhibit 99.1

Olema Oncology Reports Second Quarter 2021 Financial Results and Provides Corporate Update

•	Presentation of preliminary Phase 1/2 dose-escalation data for OP-1250 in patients with metastatic, ER+ / HER2- breast cancer planned for Q4 2021
•

Strong cash, cash equivalents and marketable securities position of $318.1 million as of June 30, 2021 sufficient to support execution of clinical, research and operational goals through the end of 2023

SAN FRANCISCO, August 10, 2021 – Olema Pharmaceuticals, Inc. (“Olema” or “Olema Oncology,” Nasdaq: OLMA), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers, today provided an update on recent company developments and reported second quarter financial results for the period ended June 30, 2021.

“We made important progress in the second quarter of 2021 as we advanced the clinical development of our lead candidate, OP-1250, an investigational complete estrogen receptor (ER) antagonist (CERAN), and strengthened our corporate foundation to ensure that we have the talent and resources in place to support our future success” said Sean P. Bohen, M.D., Ph.D., President and Chief Executive Officer of Olema Oncology. “We have seen robust enrollment in the ongoing Phase 1/2 clinical trial of OP-1250 and look forward to sharing interim dose-escalation data at a medical meeting in the fourth quarter of this year.”

Corporate Highlights and Anticipated Milestones

•

Significant progress advancing the Phase 1/2 clinical trial of OP-1250 in patients with metastatic, ER+ / HER2- breast cancer. As of June 4, 2021, 28 patients have been enrolled across five dose-escalation cohorts. OP-1250 has demonstrated oral bioavailability and a dose-proportional pharmacokinetic profile consistent with predictions from Olema nonclinical models. A maximum tolerated dose has not been identified. The Company plans to present interim safety, tolerability, pharmacokinetic and initial efficacy data at a medical meeting in the fourth quarter of 2021, pending abstract acceptance.

•	Advance into monotherapy dose expansion in the second half of 2021.
•	Initiate a Phase 1b clinical trial of OP-1250 in combination with a CDK4/6 inhibitor in the first quarter of 2022.

Second Quarter 2021 Financial Highlights

•	Cash, cash equivalents and marketable securities as of June 30, 2021 were $318.1 million. Olema anticipates that this cash balance will be sufficient to fund operations through the end of 2023.
•

Research and development (R&D) expenses were $11.9 million for the quarter ended June 30, 2021, compared to $1.9 million for the same period of the prior year. The increase in R&D expenses was primarily due to increased expenditures to advance the Phase 1/2 clinical trial of OP-1250, the increase in nonclinical development activities, higher personnel-related expenses as headcount grew to support the advancement of the clinical and nonclinical programs, and higher non-cash stock-based compensation expenses.

•

General and administrative (G&A) expenses were $4.6 million for the quarter ended June 30, 2021, compared to $0.5 million for the same period of the prior year. The increase in G&A expenses was primarily due to higher personnel-related expenses associated with increases in the number of G&A personnel supporting the growth of the organization, public company-related expenses and other corporate costs, and non-cash share-based compensation expenses.

•	Net loss for the quarter ended June 30, 2021 was $16.4 million, compared to $2.5 million for the same period of the prior year.

About Olema Oncology

Olema Oncology is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted therapies for women’s cancers. Olema’s lead product candidate, OP-1250, is an orally-available small molecule with combined activity as both a complete estrogen receptor (ER) antagonist (CERAN) and a selective ER degrader (SERD). It is currently being evaluated as a single agent in an ongoing Phase 1/2 clinical trial in patients with recurrent, locally advanced or metastatic ER-positive (ER+), human epidermal growth factor receptor 2-negative (HER2-) breast cancer. Olema is headquartered in San Francisco.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipate,” “expect,” “intend,” “will,” “may,” “goal,” “estimate,” “potential” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to the development of OP-1250, including timelines related to data presentation, trial initiation and advancement, and enrollment, as well as the sufficiency of our financial resources. Because such statements deal with future events and are based on Olema’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of Olema could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including, without limitation, the risk that Olema’s ongoing or future clinical studies in humans may show that OP-1250 is not a tolerable and effective treatment for breast cancer and other risks and uncertainties affecting Olema, as well as those discussed in the section titled “Risk Factors” in Olema’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 to be filed on August 10, 2021 and future filings and reports that Olema makes from time to time with the United States Securities and Exchange Commission. Except as required by law, Olema assumes no obligation to update these forward-looking statements or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Olema Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Data

(in thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(Audited)
Cash, cash equivalents and marketable securities	$ 318,144	$ 338,549
Total assets	$ 322,230	$ 342,722
Total liabilities	$ 8,146	$ 4,585
Total stockholders’ equity	$ 314,084	$ 338,137
Total liabilities and stockholders’ equity	$ 322,230	$ 342,722

Olema Pharmaceuticals, Inc.

Condensed consolidated statements of operations and comprehensive loss

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$11,910	$1,947	$22,602	$2,742
General and administrative	4,612	539	9,370	787
Total operating expenses	16,522	2,486	31,972	3,529
Loss from operations	(16,522)	(2,486)	(31,972)	(3,529)
Other income (expense):
Interest income	117	33	228	36
Interest expense	—	—	—	(653)
Other income (expense)	(1)	—	(1)	—
Total other income (expense), net	116	33	227	(617)
Net loss	$(16,406)	$(2,453)	$(31,745)	$(4,146)
Net loss per share, basic and diluted	$(0.42)	$(0.95)	$(0.81)	$(1.60)
Weighted average shares used to compute net loss per share, basic and diluted	39,415,330	2,593,316	39,370,809	2,593,316

(1)	Total operating expenses includes the following non-cash stock-based compensation expenses:

	Three Months EndedJune 30,		Six Months EndedJune 30,
	2021	2020	2021	2020
Research and development	$2,288	$103	$4,022	$103
General and administrative	1,633	51	3,107	51
Total	$3,921	$154	$7,129	$154

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Contact:
Eva Stroynowski

Vice President, Communications and Investor Relations

eva@olema.com